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                                                                     EXHIBIT (h)

                            TRANSFER AGENCY AGREEMENT

        Agreement, made this 19th day of March, 2002 between CitiStreet Funds, Inc., a Maryland corporation (the "Series Fund"), and CitiStreet Funds Management LLC, a New Jersey limited liability company (the "Transfer Agent").

        WHEREAS, the Series Fund is a diversified, open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

        WHEREAS, the Series Fund is currently divided into four separate series (each a "Fund"); and

        WHEREAS, the Transfer Agent currently serves as the transfer agent for the Series Fund, and the parties desire to enter into a new agreement to supercede all previous agreements between the parties relating to transfer agency services to recognize the Series Fund's establishment of a new class of shares for each Fund.

        NOW, THEREFORE, the parties agree as follows:

        1. Subject to the conditions set forth in this Agreement, the Series Fund hereby appoints the Transfer Agent as the Funds' transfer agent, and the Transfer Agent hereby accepts such appointment. This Agreement supercedes all previous agreements between the parties relating to transfer agency services.

        2. The Transfer Agent agrees that it will perform or arrange for the performance by others of all of the customary services of a transfer agent of an investment company in accordance with the procedures established by the Series Fund as disclosed in its prospectus or statement of additional information or otherwise communicated to the Transfer Agent from time to time, including, without limitation, the following: recording the ownership, transfer, conversion, and cancellation of ownership of shares of the Funds on the books of the Series Fund; establishing and maintaining shareholder accounts; and cooperating with insurance companies and qualified plans that are the shareholders of record of the Funds.

        3. The Transfer Agent shall maintain, or cause to be maintained, such books and records relating to this Agreement as required by the 1940 Act. The Transfer Agent shall preserve, or cause to be preserved, any such books and records for the period and in the manner prescribed by the 1940 Act. To the extent required by the 1940 Act, the Transfer Agent agrees that all books and records maintained by the Transfer Agent relating to the services performed by the Transfer Agent pursuant to this Agreement are the property of the Series Fund and will be preserved and will be surrendered promptly to the Series Fund upon request.
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        4.      The Series Fund shall reimburse the Transfer Agent for any reasonable out-of-pocket expenses incurred in connection with providing the services called for by this Agreement, including the fees and charges of any party or parties hired by the Transfer Agent to perform any or all of the services called for by this Agreement. In addition, the Transfer Agent may receive from the R Shares class of each Fund a fee of an annual rate of up to 0.10% of the average daily net assets of the R Shares of each Fund, to compensate the Transfer Agent for providing, or arranging for the provision of, recordkeeping, subaccounting and administrative services to retirement plan participants investing in R Shares.

        5. The Transfer Agent shall not be liable for any loss suffered by the Series Fund as the result of any negligent act or error of judgment of the Transfer Agent in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. The Series Fund shall indemnify the Transfer Agent and hold it harmless from all cost, damage and expense, including reasonable expenses for legal counsel, incurred by the Transfer Agent resulting from actions for which it is relieved of responsibility by this paragraph. The Transfer Agent shall indemnify the Series Fund and hold it harmless from all cost, damage and expense, including reasonable expenses for legal counsel, incurred by the Series Fund resulting from actions for which the Transfer Agent is not relieved of responsibility by this paragraph.

        6. This Agreement shall continue in effect until terminated. This Agreement may be terminated with respect to any Fund by the Series Fund or by the Transfer Agent, without penalty, upon 60 days' prior written notice to the other party. This Agreement may also be terminated with respect to any Fund at any time, without penalty, by a vote of a majority of the Fund's outstanding voting securities (as defined in the 1940 Act).

        7. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by certified or registered mail, return receipt requested and postage prepaid, (1) to CitiStreet Funds Management LLC at Two Tower Center, East Brunswick, NJ 08816,
Attention: Secretary; or (2) to CitiStreet Funds, Inc. at Two Tower Center, East Brunswick, NJ 08816, Attention: President.

        8. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without regard to its principles of conflicts of law.

        9. This Agreement may be executed in two or more counterparts, which taken together shall constitute one and the same instrument.

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        IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                                            CITISTREET FUNDS, INC.



                                            By:
                                                --------------------------------
                                            Name:
                                            Title:


                                            CITISTREET FUNDS MANAGEMENT LLC



                                            By:
                                                --------------------------------
                                            Name:
                                            Title:

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